Exhibit 99.3

RAILROAD COMMISSION OF TEXAS

Oversight and Safety Division

Gas Services Department

NOTICE TO LOCAL DISTRIBUTION COMPANIES

Notice of Authorization for Regulatory Asset Accounting for Local Distribution Companies Affected by the February 2021 Winter Weather Event

On February 12, 2021, Governor Greg Abbott declared a State of Disaster in Texas for all Texas counties in response to the unprecedented cold winter weather event that began in Texas on Thursday, February 11, 2021 and is expected to continue until, at a minimum, Thursday, February 18, 2021 (“2021 Winter Weather Event”). The Commission is aware that, due to the demand for natural gas during the 2021 Winter Weather Event, natural gas utility local distribution companies (“LDCs”) may be required to pay extraordinarily high prices in the market for natural gas and may be subjected to other extraordinary expenses when responding to the 2021 Winter Weather Event. The Commission encourages LDCs to continue to work to ensure that the citizens of the State of Texas are provided with safe and reliable natural gas service.

Through this Notice, the Commission authorizes LDCs to use an accounting mechanism and a subsequent process through which those regulated companies may seek future recovery of extraordinary expenses resulting from the effects of the 2021 Winter Weather Event in order to partially defer and reduce the impact on customers of these extraordinary expenses. The Commission has exclusive, original jurisdiction to prescribe the manner and form of the books, records, and accounts for gas utilities pursuant to the Gas Utility Regulatory Act, Texas Utility Code §102.101(a), (b) and (d). The Commission hereby authorizes each LDC to record in a regulatory asset account the extraordinary expenses associated with the 2021 Winter Weather Event, including but not limited to gas cost and other costs related to the procurement and transportation of gas supply.

This Notice only authorizes the ability to record the expenses related to securing natural gas throughout the 2021 Winter Weather Event in a regulatory asset account and does not authorize the reasonableness, necessity, or accuracy of the expenses placed into the regulatory asset account. In future rate proceedings, the expenses will be fully subject to review for reasonableness and accuracy, and the LDCs shall bear the burden to prove that the expenses would not have been incurred but for the 2021 Winter Weather Event.

If you have questions regarding this notice, please contact the Commission at mark.evarts@rrc.texas.gov.

Please Forward to the Appropriate Section of Your Company

Austin, Texas	February 2021